UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Selected Dealer Agreement

On June 2, 2008, KBS Real Estate Investment Trust II, Inc. (the “Company”), KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), KBS Capital Markets Group LLC, the Company’s dealer manager (the “Dealer Manager”) and KBS Holdings LLC, the Company’s sponsor, entered into a selected dealer agreement (the “Selected Dealer Agreement”) with Ameriprise Financial Services, Inc. (“Ameriprise”). Pursuant to the Selected Dealer Agreement, Ameriprise will act as a selected dealer in the Company’s initial public offering and offer and sell on a best efforts basis 280,000,000 shares of common stock of the Company (the “Shares”), of which 80,000,000 are being offered pursuant to the Company’s Dividend Reinvestment Plan (the “DRIP”).

Pursuant to the terms of the Selected Dealer Agreement, Ameriprise generally will (i) be paid a selling commission of up to six percent of the price of each Share (except for Shares sold pursuant to the DRIP) sold by Ameriprise; provided, however, that such selling commission shall be reduced with respect to sales to certain categories of purchasers; (ii) be reallowed by the Dealer Manager from the dealer manager fee a dealer fee of up to 2.5% of the full price of each Share (except for shares sold pursuant to the DRIP) sold by Ameriprise; (iii) be reimbursed for its actual out-of-pocket and bona fide due diligence expenses consistent with the language in the prospectus for the Company’s initial public offering and FINRA regulations, and (iv) subject to applicable FINRA limitations, be paid for mutually agreed upon technology costs associated with the offering, related costs and expenses and other expenses related to the facilitation of the marketing of the Shares.

The Advisor manages the Company’s day-to-day operations and will manage the Company’s portfolio of real estate assets under an advisory agreement pursuant to which the Company pays the Advisor certain fees and reimburses certain of its expenses. The Dealer Manager provides certain wholesaling, sales, promotional and marketing assistance services to the Company in connection with the distribution of the Shares under a dealer manager agreement pursuant to which the Company pays the Dealer Manager certain fees.

Amended and Restated Escrow Agreement

The description of the amended and restated escrow agreement entered by the Company is incorporated herein by reference.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Amended and Restated Escrow Agreement

On June 2, 2008, the Company, the Dealer Manager and First Republic Trust Company (the “Escrow Agent”) entered into an amendment and restatement of the escrow agreement dated February 22, 2008.

The amended and restated agreement, executed in response to requirements imposed by the states of Oregon and Tennessee in connection with the registration of the Company’s initial public offering, increases the minimum offering amounts required to be raised in the initial public offering prior to admitting investors from Oregon and Tennessee. Specifically, the Company will not sell any shares to Oregon investors unless it raises a minimum of $66.7 million in gross offering proceeds (including sales made to residents of other jurisdictions) prior to April 22, 2010. The Company will not sell any shares to Tennessee investors unless it raises a minimum of $5.0 million in gross offering proceeds (including sales made to residents of other jurisdictions) prior to April 22, 2010. In the event the Company does not raise the respective minimum amounts by April 22, 2010, it will promptly return all funds held in escrow for the benefit of Oregon and Tennessee investors. Pending satisfaction of these condition, all Oregon and Tennessee subscription payments will be placed in separate accounts held by the Escrow Agent, in trust for the subscribers’ benefit, pending release to the Company.

The remaining escrow conditions, including the minimum offering amounts that must be raised prior to admitting residents of all other states, are unchanged by this amendment and restatement of the escrow agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description
1.1	Selected Dealer Agreement, dated June 2, 2008, by and between KBS Real Estate Investment Trust II, Inc., KBS Capital Advisors LLC, KBS Capital Markets Group LLC, KBS Holdings LLC and Ameriprise Financial Services, Inc.

4.1	Amended and Restated Escrow Agreement, dated June 2, 2008 by and between KBS Real Estate Investment Trust II, Inc., KBS Capital Markets Group LLC and First Republic Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: June 6, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer